Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-233771

Relating to the Preliminary Prospectus Supplement dated March 10, 2020

(to Prospectus dated September 13, 2019)

$1,750,000,000

Starbucks Corporation

$500,000,000 2.000% Senior Notes due 2027

$750,000,000 2.250% Senior Notes due 2030

$500,000,000 3.350% Senior Notes due 2050

Pricing Term Sheet

March 10, 2020

Issuer:	Starbucks Corporation

Ratings (Moody’s/S&P/Fitch):*	Baa1 (Stable Outlook) / BBB+ (Stable Outlook) / BBB+ (Stable Outlook)

Format:	SEC Registered

Ranking:	Senior Unsecured

Trade Date:	March 10, 2020

Settlement Date:	March 12, 2020 (T+2)

Joint Book-Running Managers:	BofA Securities, Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc. Citigroup Global Markets Inc.

Senior Co-Managers:	Wells Fargo Securities, LLC J.P. Morgan Securities LLC Scotia Capital (USA) Inc.

Co-Managers:	Fifth Third Securities, Inc. HSBC Securities (USA) Inc. Rabo Securities USA, Inc. SunTrust Robinson Humphrey, Inc. Blaylock Van, LLC Loop Capital Markets LLC

Title:	2.000% Senior Notes due 2027 (the “2027 notes”)	2.250% Senior Notes due 2030 (the “2030 notes”)	3.350% Senior Notes due 2050 (the “2050 notes”)

Principal Amount:	$500,000,000	$750,000,000	$500,000,000

Maturity Date:	March 12, 2027	March 12, 2030	March 12, 2050

Interest Payment Dates:	March 12 and September 12, beginning September 12, 2020	March 12 and September 12, beginning September 12, 2020	March 12 and September 12, beginning September 12, 2020

Interest Payment Record Dates:	February 26 and August 29	February 26 and August 29	February 26 and August 29

Benchmark Treasury:	UST 1.125% due February 28, 2027	UST 1.500% due February 15, 2030	UST 2.375% due November 15, 2049

Benchmark Treasury Price/Yield:	103-04+;0.663%	108-00;0.666%	130-31+;1.141%

Spread to Benchmark Treasury:	+140 basis points	+165 basis points	+225 basis points

Yield to Maturity:	2.063%	2.316%	3.391%

Coupon (Interest Rate):	2.000% per annum	2.250% per annum	3.350% per annum

Price to Public (Issue Price):	99.591%	99.414%	99.232%

Optional Redemption:

The 2027 notes will be redeemable at the Issuer’s option at any time prior to January 12, 2027 (two months prior to their March 12, 2027 maturity date), in whole at any time or in part from time to time, at a redemption price equal to (A) the greater of (i) 100% of the aggregate principal amount of the 2027 notes to be redeemed and (ii) the sum of the present value of the remaining scheduled payments of principal and interest on the 2027 notes being redeemed, assuming the 2027 notes matured on January 12, 2027, (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 25 basis points, plus (B) accrued and unpaid interest on the 2027 notes being redeemed to the redemption date.

The 2030 notes will be redeemable at the Issuer’s option at any time prior to December 12, 2029 (three months prior to their March 12, 2030 maturity date), in whole at any time or in part from time to time, at a redemption price equal to (A) the greater of (i) 100% of the aggregate principal amount of the 2030 notes to be redeemed and (ii) the sum of the present value of the remaining scheduled payments of principal and interest on the 2030 notes being redeemed, assuming the 2030 notes matured on December 12, 2029, (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 25 basis points, plus (B) accrued and unpaid interest on the 2030 notes being redeemed to the redemption date.

The 2050 notes will be redeemable at the Issuer’s option at any time prior to September 12, 2049 (six months prior to their March 12, 2050 maturity date), in whole at any time or in part from time to time, at a redemption price equal to (A) the greater of (i) 100% of the aggregate principal amount of the 2050 notes to be redeemed and (ii) the sum of the present value of the remaining scheduled payments of principal and interest on the 2050 notes being redeemed, assuming the 2050 notes matured on September 12, 2049, (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 35 basis points, plus (B) accrued and unpaid interest on the 2050 notes being redeemed to the redemption date.

At any time on and after January 12, 2027 (two months prior to their March 12, 2027 maturity date), the Issuer may redeem some or all of the 2027 notes, at a redemption price equal to 100% of the principal amount of the 2027 notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

At any time on and after December 12, 2029 (three months prior to their March 12, 2030 maturity date), the Issuer may redeem some or all of the 2030 notes, at a redemption price equal to 100% of the principal amount of the 2030 notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

			At any time on and after September 12, 2049 (six months prior to their March 12, 2050 maturity date), the Issuer may redeem some or all of the 2050 notes, at a redemption price equal to 100% of the principal amount of the 2050 notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

Change of Control Repurchase:	Upon the occurrence of a change of control triggering event (which involves the occurrence of both a change of control and a below investment grade rating of the 2027 notes by Moody’s and S&P), the Issuer will be required, unless the Issuer has exercised its option to redeem the 2027 notes, to make an offer to purchase the 2027 notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase.	Upon the occurrence of a change of control triggering event (which involves the occurrence of both a change of control and a below investment grade rating of the 2030 notes by Moody’s and S&P), the Issuer will be required, unless the Issuer has exercised its option to redeem the 2030 notes, to make an offer to purchase the 2030 notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase.	Upon the occurrence of a change of control triggering event (which involves the occurrence of both a change of control and a below investment grade rating of the 2050 notes by Moody’s and S&P), the Issuer will be required, unless the Issuer has exercised its option to redeem the 2050 notes, to make an offer to purchase the 2050 notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase.

CUSIP/ISIN:	855244 AV1/ US855244AV14	855244 AW9/ US855244AW96	855244 AX7/ US855244AX79

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the security ratings above should be evaluated independently of any other security rating.

The Issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained by calling BofA Securities Inc. toll-free at (800) 294-1322; Goldman Sachs and Co. LLC toll-free at (866) 471-2526; Morgan Stanley & Co. LLC toll-free at (866) 718-1649; or U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.

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